Exhibit (o)

C-SPEF Seed Vehicle, L.P.

Audited consolidated financial statements

for the period from 5 October 2023 (date of registration)

to 31 March 2024

C-SPEF SEED VEHICLE, L.P.

TABLE OF CONTENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

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C-SPEF SEED VEHICLE, L.P.

ADMINISTRATION

GENERAL PARTNER:	C-SPEF Seed Vehicle GP Limited
PO Box 255, Trafalgar Court
Les Banques
St. Peter Port
Guernsey
GY1 3QL

DIRECTORS of	Eli Bauernfreund (Resigned 13 May 2024)
C-SPEF Seed Vehicle GP Limited:	Jeremy Hollier (Resigned 13 May 2024)
Helen Lamb (Resigned 13 May 2024)
Roxanne Le Prevost (Resigned 13 May 2024)
Roger Le Tissier (Resigned 13 May 2024)
Christopher Legge (Resigned 13 May 2024)
John C. Loveless (Resigned 13 May 2024)
Coller Private Market Secondaries Advisors, LLC (Appointed 13 May 2024)

DIRECTORS of	Radin Ahmadian
Coller Private Market Secondaries Advisors, LLC :	Helen Lamb
Josh Schnurman
Alex Wahllof-Maniconico

INDEPENDENT AUDITOR:	PricewaterhouseCoopers CI LLP
Royal Bank Place
1 Glategny Esplanade
St. Peter Port
Guernsey
GY1 4ND

ADMINISTRATOR:	Northern Trust International Fund Administration
Services (Guernsey) Limited
PO Box 255, Trafalgar Court
Les Banques
St. Peter Port
Guernsey
GY1 3QL

REGISTERED OFFICE:	PO Box 255, Trafalgar Court
Les Banques
St. Peter Port
Guernsey
GY1 3QL
2

Independent auditor’s report to the partners of C-SPEF Seed Vehicle, L.P.

Report on the audit of the consolidated financial statements

Our opinion

In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of C-SPEF Seed Vehicle, L.P. (the “partnership”) and its subsidiaries (together the “group”) as at 31 March 2024, and of their consolidated financial performance and their consolidated cash flows for the period from 5 October 2023 to 31 March 2024 (the “period”) in accordance with accounting principles generally accepted in the United States of America and have been properly prepared in accordance with the provisions of the Limited Partnership Agreement.

What we have audited

The group’s consolidated financial statements comprise:

•   the Consolidated Statement of Assets, Liabilities and Partners’ Capital as at 31 March 2024;

•   the Consolidated Schedule of Investments as at 31 March 2024;

•   the Consolidated Statement of Operations for the period then ended;

•   the Consolidated Statement of Changes in Partners’ Capital for the period then ended;

•   the Consolidated Statement of Cashflows for the period then ended; and

•   the notes to the consolidated financial statements, which include a description of the significant accounting policies.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (“ISAs”). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the group in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (“IESBA Code”). We have fulfilled our other ethical responsibilities in accordance with the IESBA Code.

Other information

The general partner is responsible for the other information. The other information comprises the Table of Contents and the Administration but does not include the consolidated financial statements and our auditor’s report thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of the general partner for the consolidated financial statements

The general partner is responsible for the preparation of the consolidated financial statements that give a true and fair view in accordance with accounting principles generally accepted in the United States of America, the provisions of the Limited Partnership Agreement and for such internal control as the general partner determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the general partner is responsible for assessing the group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the general partner either intends to liquidate the group or to cease operations, or has no realistic alternative but to do so.

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Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the general partner.

•	Conclude on the appropriateness of the general partner’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the group to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Use of this report

This independent auditor’s report, including the opinion, has been prepared for and only for the partners as a body in accordance with the Limited Partnership Agreement and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

PricewaterhouseCoopers CI LLP

Chartered Accountants

Guernsey, Channel Islands

12 July 2024

The maintenance and integrity of the group’s website is the responsibility of the general partner; the work carried out by the auditor does not involve consideration of these matters and, accordingly, the auditor accepts no responsibility for any changes that may have occurred to the financial statements since they were initially presented on the website.

Legislation in Guernsey governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

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C-SPEF SEED VEHICLE, L.P.

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND PARTNERS’ CAPITAL

31 March 2024

		31 March 2024
Assets	Note
Portfolio investments, at fair value (cost: $203,030,770)	3	$254,428,110
Other assets		150,088
Prepaid investment cost	9	23,364,637
Cash and cash equivalents		68,007,727
Total Assets		$345,950,562
Liabilities
Accrued expenses and other liabilities		$1,650,160
Deferred liability	10	21,883,301
Total Liabilities		23,533,461
Partners’ Capital
Limited Partners		322,417,101
Total Partners’ Capital		322,417,101
Total Liabilities and Partners’ Capital		$345,950,562

The consolidated financial statements on pages 5 to 13 were approved by Coller Private Market Secondaries Advisors, LLC as sole director of C-SPEF Seed Vehicle GP Limited by:-

/s/ Josh Schnurman
Josh Schnurman

Director of Coller Private Market Secondaries Advisor, LLC

12 July 2024

The accompanying notes are an integral part of these consolidated financial statements.

Independent Auditor’s Report - pages 3-4.

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C-SPEF SEED VEHICLE, L.P.

CONSOLIDATED SCHEDULE OF INVESTMENTS

31 March 2024

	Cumulative	Cumulative
	Cost	Realisations	Fair Market Value
Portfolio of investments
Silverfort	$250,000	—	250,000
Permira 45 CF SCSp	44,235,919	—	54,454,777
Bain Capital Fund (Lux) XII	2,597,863	(57,634)	4,047,811
Thoma Bravo Fund XIII-A, L.P.	8,416,515	—	10,923,405
Carlyle Partners VII, L.P.	4,456,026	—	4,497,894
Carlyle Asia Partners V, L.P.	3,183,229	—	3,289,763
Carlyle Europe Partners V, S.C.Sp.	4,612,098	—	4,305,574
Sixth Cinven Fund (No.4) Limited Partnership	1,171,227	—	1,366,933
Vista Foundation Fund IV-A, L.P.	852,152	—	968,897
EQT IX (No.2) EUR SCSP	6,282,555	—	6,723,578
Nordic Capital IX Beta, L.P.	4,347,313	—	5,966,115
Vista Equity Partners Fund VII-A, L.P.	3,658,482	—	3,809,393
Advent International GPE VII-B L.P.	1,212,804	—	1,631,603
AEA Investors Fund V LP	1,482,436	—	1,050,258
Affinity Asia Pacific Fund IV L.P.	4,361,169	—	6,673,542
Apax VIII - B, L.P.	864,838	—	678,191
Apollo Investment Fund IX, L.P	4,706,647	—	6,193,986
Apollo Overseas Partners VIII, L.P.	2,877,600	—	3,550,385
Ares Corporate Opportunities Fund IV, L.P.	1,369,108	—	1,558,973
Astorg VI	2,040,000	—	2,412,038
Astorg VII	3,758,760	—	4,818,106
Axcel V K/S	3,959,015	—	5,542,183
BPEA Private Equity Fund VI, L.P.2	3,363,381	—	4,614,793
CB Offshore Equity Fund IX, L.P.	3,478,870	—	4,761,018
CD&R Value Building Partners I, L.P	1,672,552	—	2,158,097
Charlesbank Equity Fund VIII L.P.	2,762,034	—	3,309,782
Clayton, Dubilier & Rice Fund IX, L.P.	5,522,957	—	6,201,948
Clayton, Dubilier & Rice Fund X, L.P.	4,916,133	—	6,181,343
CVC Capital Partners VI (A) L.P.	7,082,815	—	9,162,617
Equistone Partners Europe Fund IV “B” L.P.	875,707	—	1,016,634
Gryphon Partners V-A, L.P.	5,819,535	—	7,601,334
Harren Investors III, L.P.	6,008,705	—	8,402,862
HgCapital 8 D L.P.	5,017,884	—	6,814,990
HgCapital Mercury 2 D L.P.	4,267,464	—	6,773,726
Hony Capital Fund V, L.P.	1,484,709	—	1,660,178
IK VII No.1 LP	343,322	—	273,285
Kohlberg TE Investors VIII, L.P.	7,879,191	—	10,202,176
Nautic Partners VII-A, L.P.	1,704,564	—	1,833,042
Navis Asia Fund VII, L.P.	5,548,594	—	6,662,321
Nordic Capital VIII - Alpha, L.P.	2,344,635	—	2,500,742
PAI Europe VI-1 LP	4,824,076	—	5,723,289
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C-SPEF SEED VEHICLE, L.P.

CONSOLIDATED SCHEDULE OF INVESTMENTS (CONTINUED)

31 March 2024

	Cumulative	Cumulative
	Cost	Realisations	Fair Market Value
Permira V L.P.	2,908,697	—	3,904,471
Trident VI Parallel Fund, L.P.	3,951,891	—	5,841,671
Victoria South American Partners II, L.P.	1,872,488	—	1,892,290
Vitruvian Investment Partnership III	8,742,444	—	12,222,096
TOTAL PORTFOLIO OF INVESTMENTS	$203,088,404	(57,634)	254,428,110

Significant holdings

The following table summarises the Group’s investment holdings greater than 5% of Total Partners’ Capital as at 31 March 2024:

			Principal	% Total Partners’
Holding	Investment	Principal Type	Geography	Capital
Permira 45 CF SCSp	Peter Pan	Buyout	North America	17%

The accompanying notes are an integral part of these consolidated financial statements.

Independent Auditor’s Report - pages 3-4.

7

C-SPEF SEED VEHICLE, L.P.

CONSOLIDATED STATEMENT OF OPERATIONS

Period ended
31 March 2024
Income
Bank deposit interest	$22,930
Total income	22,930
Expenses
Organisational expenses	281,305
Other expenses	905,706
Total expenses	1,187,011
Net investment income / (loss)	(1,164,081)
Realised and unrealised gain / (loss)
Net unrealised gain / (loss) on portfolio investments	51,397,340
Net realised and unrealised gain / (loss) on foreign exchange	58,815
Net realised and unrealised gain / (loss)	51,456,155
Net increase / (decrease) in Partners’ Capital resulting from operations	$50,292,074

The accompanying notes are an integral part of these consolidated financial statements.

Independent Auditor’s Report - pages 3-4.

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C-SPEF SEED VEHICLE, L.P.

CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS’ CAPITAL

For the period from 5 October 2023 to 31 March 2024

	Note	Limited Partners	Total
Partners’ Capital 5 October 2023		$—	$—
Net investment income / (loss)		(1,164,081)	(1,164,081)
Net unrealised gain / (loss) on portfolio investments		51,397,340	51,397,340
Net realised and unrealised gain / (loss) on foreign exchange		58,815	58,815
Net increase / (decrease) in Partners’ Capital resulting from operations		50,292,074	50,292,074
Capital contributions	12	272,125,027	272,125,027
Partners’ Capital 31 March 2024		$322,417,101	$322,417,101

The accompanying notes are an integral part of these consolidated financial statements.

Independent Auditor’s Report - pages 3-4.

9

C-SPEF SEED VEHICLE, L.P.

CONSOLIDATED STATEMENT OF CASHFLOWS

		Period ended
		31 March 2024
Cash flows from operating activities	Note
Net increase / (decrease) in Partners’ Capital resulting from operations		$50,292,074
Adjustments to reconcile net increase / (decrease) in Partners’ Capital resulting from operations to net cash provided by / (used for) operating activities:
Contributions to portfolio investments	11	(84,063,377)
Distributions received from portfolio investments		57,634
Net unrealised (gain) / loss on portfolio investments		(51,397,340)
(Increase) / decrease in other assets		(150,088)
(Increase) / decrease in prepaid investment cost		(23,364,637)
Increase / (decrease) in accrued expenses and other liabilities		1,650,160
Increase / (decrease) in deferred liability		21,883,301
Net cash provided by / (used for) operating activities		(85,092,273)
Cash flows from financing activities
Capital contributions from Partners	11	153,100,000
Net cash provided by / (used for) financing activities		153,100,000
Net increase / (decrease) in cash and cash equivalents		68,007,727
Cash and cash equivalents, beginning of period		—
Cash and cash equivalents, end of period		$68,007,727

The accompanying notes are an integral part of these consolidated financial statements.

Independent Auditor’s Report - pages 3-4.

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C-SPEF SEED VEHICLE, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 CREATION OF PARTNERSHIP

C-SPEF Seed Vehicle, L.P. (the “Partnership”) was formed as a Guernsey Limited Partnership effective 5 October 2023. The General Partner of the Partnership is C-SPEF Seed Vehicle GP Limited (the ’‘General Partner’’), a Guernsey Limited Company. The Partnership held its first closing date on 27 December 2023 and its final closing on 27 March 2024.

The Partnership’s principal purpose is to carry on the business of identifying, researching, negotiating, making, holding, monitoring and realising Investments in accordance with the Investment Policy of the Partnership, with the principal objective of achieving a conversion event. As of 1 April 2024, the Partnership and the Special Purpose Vehicles within the Group, as defined below in note 2, were reorganised with and into Coller Secondaries Private Equity Opportunities Fund.

2 PRINCIPAL ACCOUNTING POLICIES

Basis of accounting

These audited consolidated financial statements are prepared on a going concern basis in accordance with the accounting policies generally accepted in the United States of America (“U.S. GAAP”). The Partnership is an investment company as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946. Therefore the Partnership follows the accounting and financial reporting guidance for investment companies.

The conversion event was reached on 1 April 2024, where the Partnership and the Special Purpose Vehicles were reorganised with and into Coller Secondaries Private Equity Opportunities Fund. The General Partner has elected to continue to prepare these consolidated financial statements on a going concern basis, in line with the provisions of ASC 205-30 and ASC 205-40, as the conversion event was planned and written within the terms of the limited partnership agreement dated 27 December 2023 of the Partnership

Basis of financial statements preparation

Comparative information is not provided.

The consolidated financial statements of the Partnership include the accounts of the Partnership and its wholly owned Special Purpose Vehicles, C-SPEF Investments 1, L.P., C-SPEF Investments 2, L.P., C-SPEF Investments 3-B, L.P. and an aggregator entity CSI PE Aggregator No.1, L.P., which is wholly owned by C-SPEF Investments 1, L.P.. The Special Purpose Vehicles and the Partnership are together referred to as the “Group”.

The General Partner has concluded to consolidate all of the wholly owned Special Purpose Vehicles of the Partnership as part of these consolidated financial statements because they are managed and controlled by the General Partner, as well as being wholly owned. The investments of the Group have not been consolidated as part of these consolidated financial statements because they are held as part of the investment portfolio with a view to ultimate realisation, and hence they have not been consolidated in line with the provisions of ASC 946. All intercompany accounts and transactions have been eliminated upon consolidation.

Investment acquisition

Purchases of investments are typically recognised on the trade date. Investments are recognised at fair value, including all costs associated with the acquisition.

Unrealised gains and losses are presented in the Consolidated Statement of Operations.

Investment classification

Secondary investments will often involve acquiring a portfolio of assets and interests from one specific counterparty. In order to provide a better representation of the nature of these investments within the consolidated financial statements, investments may be aggregated together on a “deal” basis.

Investment valuation

All investments are recorded at fair value. FASB ASC 820-10-35-59 permits the Group, as a practical expedient, to estimate the fair value of its investments in certain entities that calculate net asset value per share (or its equivalent) by using such net asset value. In the audited consoldiated financial statements, the Group will generally use the practical expedient to estimate the fair value of its investments in certain entities that calculate net asset value per share (or its equivalent) by using such net asset value. If the General Partner determines that such net asset value does not represent fair value, a fair value determination is made by the General Partner. In making that determination, the General Partner will consider whether it is appropriate, in light of all relevant circumstances, to value the investments at the net asset value last reported or whether to adjust such value to reflect a premium or discount to such net asset value. These are reviewed by the Investment Adviser’s Valuation Committee meeting.

The General Partner may also elect not to utilise the practical expedient. In those cases, the principles of FASB ASC 820 shall be applied. Such investments are carried at fair value as estimated by the General Partner. These valuations are determined using methods considered by the General Partner to be most appropriate for the type of investment. These are reviewed in the Investment Adviser’s Valuation Committee meeting and the valuation technique is consistently applied as further detailed in Note 3. From time to time, the technique may be adjusted or changed as it relates to a specific investment if new information becomes available or information that was previously available is no longer available.

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the General Partner to make estimates and assumptions that affect the amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates included in the consolidated financial statements.

Investment realisations

All realised gains and losses on investments are treated as capital and are recognised through the Consolidated Statement of Operations.

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C-SPEF SEED VEHICLE, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2 PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Foreign currency

The functional currency is US Dollars and all balances are presented in US Dollars. Assets and liabilities in currencies other than US Dollars are translated into US Dollars at the rate of exchange ruling at the date of the Consolidated Statement of Assets, Liabilities and Partners’ Capital. Transactions in currencies other than US Dollars are translated into the reporting currency at the rate of exchange ruling at the date of the transaction. Realised and unrealised foreign exchange differences are recognised through the Consolidated Statement of Operations.

Cash and cash equivalents

Cash and cash equivalents have an original maturity of not more than 90 days and comprise amounts held on deposit with banks.

Income

Bank deposit interest is accounted for on an accruals basis.

Expenses

Expenses are accounted for on an accruals basis.

Organisational expenses

Organisational expenses incurred in the formation of the Partnership and the Special Purpose Vehicles are expensed as they are incurred.

3 FAIR VALUE INFORMATION

ASC 820, Fair Value Measurements, establishes a fair value hierarchy for inputs used to measure fair value that maximises the use of observable inputs and minimises the use of unobservable inputs by requiring that most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Group. Unobservable inputs reflect the Group’s assumptions about the inputs market participants would use in pricing the asset or liability based on the best information available in the circumstances. The fair value hierarchy is categorised into three levels based on the inputs as follows:

Level 1 - The unadjusted quoted price in an active market for identical assets or liabilities that the entity can access at the measurement date;

Level 2 - Inputs other than quoted prices included within Level 1 that are observable (i.e. developed using market data) for the asset or liability, either directly or indirectly;

Level 3 - Inputs are unobservable (i.e. for which market data is unavailable) for the asset or liability.

As at 31 March 2024, all the investments are measured at fair value using the net asset value per share (or equivalent) practical expedient. On this basis, these investments are not required to be categorised in the fair value hierarchy. These investments are closed ended investment vehicles which provide for no liquidity or redemption options and are not readily marketable.

Holdings greater than 5% of Total Partners’ Capital

The following table summarises the Group’s significant investments, each exceeding 5% of the Total Partners’ Capital as of 31 March 2024. All listed investments are in private investment companies.

	Investment	Principal geography	% of Total Partners
Company			Capital
Genesys Cloud Services, Inc.	Permira 45 CF SCSp	North America	9%
Evelyn Partners Investment Management Services Limited	Permira 45 CF SCSp	UK	5%

Analysis of investments

The Group’s investments can be analysed by investment type as follows:

	Fair value as at
	31 March 2024	% of FMV
Buyout	254,178,110	99.9%
Growth	250,000	0.1%
Total	254,428,110	100.0%

	Fair value as at
	31 March 2024	% of FMV
North America	145,390,955	57%
Europe	83,994,268	33%
Asia	22,900,597	9%
Rest of The World	2,142,290	1%
Total	254,428,110	100%

4 MATERIAL AGREEMENTS

Administration Fee

The General Partner shall be entitled to receive an administration fee from the Partnership for an amount equal to 0.30% per annum of invested capital that is attributable to the Limited Partners other than the Coller Investor (together with VAT and any other applicable Taxes thereon) during the period from the First Investment Date until the end of the term of the Partnership as per the terms of the limited partnership agreement dated 27 December 2023.

The administration fee will be payable semi-annually in advance. During the period ended 31 March 2024, there were no such administration fee paid.

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C-SPEF SEED VEHICLE, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5 TAXATION STATUS

Any tax liabilities that may arise, on income or capital, are borne by the individual Partners comprising the Partnership. Accordingly, no provision for taxation is made in these consolidated financial statements.

ASC 740 “Income taxes” requires the General Partner to determine whether a tax position of the Group is more likely than not to be sustained upon examination, including resolution of any related appeals or investigations, based on the technical merits of the position.

The General Partner has determined that ASC 740 does not have a material effect on the Consolidated Statement of Operations or the Consolidated Statement of Changes in Partners’ Capital. Tax returns are filed as prescribed by the tax laws of the jurisdictions in which the Group has activities. In completing its assessment of the Group’s tax positions, the General Partner has considered all tax years that remain subject to examination by each jurisdiction under the relevant statute of limitations.

The Group accrues interest and penalties that may be assessed by the taxing authorities on any underpayment of tax. Interest and penalties are recognised in the Consolidated Statement of Operations, but there were no interest or penalties to be accrued for by the Group at the reporting date.

6 RELATED PARTY TRANSACTIONS

No related party transactions have taken place other than those already disclosed in the financial statements.

7 FINANCIAL HIGHLIGHTS

	Limited Partners’ capital:	Limited Partners’ Committed capital:
- Other expenses	0.4%	0.4%
Net investment (income) / loss	0.4%	0.4%

These ratios are based on the net investment income allocation of the Partnership, and do not include the Partnership’s share of any such items in respect of the investments in the Consolidated Schedule of Investments. These ratios also do not include realised and unrealised gains / losses in the Consolidated Statement of Operations.

Given the Group has only been in operation for a short period of time, the General Partner has not elected to disclose the computed IRRs as they may not provide a meaningful or accurate representation of the Group’s performance.

8 RISK FACTORS

In the normal course of business, the Group encounters a variety of economic risks. The Group is exposed to foreign exchange risk primarily from investments denominated in currencies other than US Dollars.

Other economic risks such as credit risk and market risk may arise unexpectedly and influence decisions on exit strategy and asset disposals, and may affect the ultimate value of the investments.

The Group’s investments are subject to the risks associated with investing in private equity securities of which the market is generally illiquid, and there can be no assurance that the Group will be able to realise such investments in a timely manner.

9 PREPAID INVESTMENT COST

The prepaid investment cost relates to the funding of a portfolio investment, Leonardo, which was funded on 26 March 2024. Certain positions were not recognised as investments until final completion on 1 April 2024, hence the cost of these positions has been recorded as a prepayment as at 31 March 2024.

10 DEFERRED LIABILITY

The deferred liability solely relates to the portfolio investment of Permira 45 CF SCSp. The payment of the second instalment of the initial contribution of the purchase price is due on 26th August 2024. Hence, such liability has been recognised as deferred liability as at 31 March 2024.

11 MATERIAL NON-CASH TRANSACTION

During the period, a portfolio investment contribution in kind of US$119,025,027 was made. This contribution was funded through the provision of equity in the Partnership as opposed to a direct cash outlay.

12 CAPITAL CONTRIBUTIONS

During the period, capital contributions consist of a cash contribution of US$153,100,000 and contribution in kind of US$119,025,027 (see note 11).

13 COMMITMENTS

As at 31 March 2024, the Group’s investments had outstanding and undrawn commitments of US$34 million.

14 SUBSEQUENT EVENTS

On 1 April 2024, the Group reorganised with and into Coller Secondaries Private Equity Opportunities Fund. There were no further subsequent events that require disclosure in the consolidated financial statements.

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